Exhibit 10.25

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (“Amendment”) which is effective as of November 20, 2018, between Gothic River Lodging LLC, an Iowa limited liability company, with an address of 2706 James Street, Coralville, Iowa 52241 (“Seller”), and Lodging Opportunity Fund Real Estate Investment Trust, a North Dakota real estate investment trust with an address of 1635 43rd Street South, Suite 305, Fargo, North Dakota 58103 (“Buyer”), is made with reference to the following:

RECITALS

A.            Buyer and Seller have entered into an Asset Purchase Agreement effective as October 11, 2018 (the “Asset Purchase Agreement”) for the sale of a hotel asset commonly known as the Holiday Inn Express Cedar Rapids Collins Road, located at 1230 Collins Road North East, Cedar Rapids, Iowa 52402 (the “Business”).  All capitalized terms not defined herein shall be as defined in the Asset Purchase Agreement.

B.            Buyer and Seller amended the Asset Purchase Agreement with a First Amendment on November 13, 2018 extending the Review Period until November 20, 2018 (the “First Amendment”).

C.            Buyer made an additional earnest money deposit on November 21, 2018 in the amount of two hundred and fifty thousand dollars ($250,000.00) which increases the total Deposit to seven hundred and fifty thousand dollars ($750,000.00).

D.            The Buyer timely exercised its termination rights under paragraph 10.2(a) and 14(iii) of the Asset Purchase Agreement on November 20, 2018. The parties are willing to reinstate the Asset Purchase Agreement and complete the transaction in accordance with the Asset Purchase Agreement, as amended by First Amendment and by the terms of this Amendment, unless further amended in writing signed by both parties.

AGREEMENT

1.              Incorporation of Recitals. The Recitals above constitute material and operative provisions in this Amendment. They are incorporated by reference.

2.              Withdraw of Termination. The Buyer withdraws its termination that was effective as of November 20, 2018, and the Asset Purchase Agreement, as amended by the First Amendment, is hereby reinstated.

3.              Purchase Price. Paragraph 2.1 is amended to read as follows: The purchase price for the Purchased Assets, including the Noncompetition Agreement, is Seven Million Seven Hundred Thousand Dollars ($7,700,000.00) (the “Purchase Price”).

For the avoidance of doubt, the price escalation for a varying Franchise Agreement term of years is removed.

4.              Operating Revenue. Seller shall receive all operating revenue from the Business through Closing, and Buyer will pay to Seller an additional Two Thousand Five Hundred Dollars ($2,500.00) as a one-time payment due the earlier of Closing or 5:00 PM CST on Friday, November 30, 2018. Such one-time payment shall be deemed earned when paid, shall be non-refundable, and shall not be credited against the Purchase Price.

5.              Due Diligence. Buyer is satisfied with its Due Diligence Review under the Review Period, and acknowledges that all contingencies under Sections 10.2(a) and 10.2(b) of the Asset Purchase Agreement are satisfied, and the Deposit is non-refundable to Buyer, except in the event of Seller’s failure to Close, or other Seller’s breach or default under the Asset Purchase Agreement.

6.              Seller Repair. Seller will escrow twenty thousand dollars ($20,000.00) (Escrow Funds) with the current escrow agent at First American Title Insurance Company, and the Buyer will use the Escrow Funds to restore the phone system to working order.  Any balance will be released to Seller upon Buyer’s confirmation from Capital Communications Inc. (HHC Systems) that the repair is complete.

7.              Closing. Closing will be on November 30, 2018 which is a result of unforeseen delays caused by the Lender and Title Company. In the event Closing has not occurred by 5:00 PM CST on December 7, 2018, the Purchase Price shall be automatically increased to Seven Million Seven Hundred Ten Thousand Dollars ($7,710,000.00).  If Closing has not occurred by 5:00 PM CST on December 14, 2018, Seller may terminate the Asset Purchase Agreement immediately upon written notice to Buyer and the Deposit shall be delivered to Seller.

8.              Miscellaneous.

8.1       Amendment. This Amendment and the Asset Purchase Agreement will not   be amended, altered, or terminated except by a writing executed by each Party.

8.2       Choice of Law. This Amendment and the Asset Purchase Agreement shall be governed in all respects by the laws of the State of Iowa.

8.3       Headings. The paragraph headings used in this Amendment are included solely for convenience.

8.4       Entire Agreement. This Amendment, together with the Asset Purchase Agreement and First Amendment, sets forth the entire understanding of the Parties as it relates to the subject matter contained herein.

9.              Counterpart Execution; Facsimile Execution.

9.1           Counterpart Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

9.2           Facsimile Execution. The parties agree that signatures on this Amendment may be delivered by facsimile or email in lieu of an original signature, and the parties agree to treat facsimile or email signatures as original signatures and agree to be bound by this provision.

The parties have executed this Amendment on the following dates to be effective as of the dates below, the latest of which will be known as the Effective Date.

SELLER

Gothic River Lodging LLC
an Iowa limited liability company

Dated:	11/30/18	/s/ John Hall
By: John Hall
Its: CFO

BUYER

Lodging Opportunity Fund Real Estate Investment Trust
a North Dakota real estate investment trust

Dated:	11/30/18	/s/ David Durell
By: David Durell
Its: Chief Acquisition Officer